Exhibit 12
                                                                      ----------

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)
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
                                                                                    Year ended December 31,
                                                                         ---------------------------------------------
                                                                             2005            2004            2003
                                                                         ------------   -------------    -------------
Earnings from continuing operations before income taxes, and equity in
 earnings of associated companies and extraordinary item                   $ 36.2           $167.2          $122.2
Add:
   Distributed income of associated companies                                 1.0              2.6             5.4
   Amortization of capitalized interest                                       1.6              0.5             0.4
   Fixed charges                                                             91.3             28.1            24.4
Less:
   Capitalized interest                                                      (2.8)            (1.5)           (1.3)
   Minority interest                                                         (0.6)               -               -
                                                                         ------------   -------------    -------------
Earnings as adjusted                                                       $126.7           $196.9          $151.1

Fixed charges:
   Interest on indebtedness including amortized premiums,
    discounts and deferred financing costs                                 $ 86.5           $ 24.3          $ 21.3
   Portion of rents representative of the
    interest factor                                                           4.8              3.8             3.1
                                                                         ------------   -------------    -------------
Fixed charges                                                              $ 91.3           $ 28.1          $ 24.4
                                                                         ------------   -------------    -------------
Ratio of earnings to fixed charges                                            1.4              7.0             6.2
                                                                         ------------   -------------    -------------
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